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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                               ---------------------------------
                                                                    OMB APPROVAL
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                             Siebel Systems, Inc.
                     ------------------------------------
                               (Name of Issuer)

                                 Common Stock
                     ------------------------------------
                        (Title of Class of Securities)

                                   826170102
                     ------------------------------------
                                (CUSIP Number)

                             December 31, 1998
                     ------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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-----------------------                                  ---------------------
  CUSIP NO.  826170102              13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Thomas M. Siebel

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            17,140,083/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             17,140,083/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      17,140,083/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.63%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
(1) Includes 13,252,607 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 587,476 shares held by Siebel Asset Management L.P. and 800,000 shares held by First Virtual Capital Inc. Also includes 2,500,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1998.

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO.  826170102               13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            13,252,607

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             13,252,607

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      13,252,607
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.81%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-----------------------                                  ---------------------
  CUSIP NO.  826170102              13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Siebel Asset Management, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            587,476

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             587,476

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      587,476
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.66%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  826170102              13G                    PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Virtual Capital Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Nevada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            800,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             800,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      800,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.89%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1.
         (a) Name of Issuer:  Siebel Systems, Inc.
         (b) Address of Issuer's Principal Executive Offices:
                         1855 South Grant Street
                         San Mateo, CA  94402

Item 2.
         (a) Name of Person Filing:
                  Thomas M. Siebel
                  Thomas M. Siebel, Trustee or Successor Trustee of the Siebel
                     Living Trust u/a/d 7/27/93 ("Trust")
                  Siebel Asset Management, L.P. ("SAM")
                  First Virtual Capital Inc. ("First Virtual")
         (b) Address of Principal Business Office or, if none, Residence
                         1855 South Grant Street
                         San Mateo, CA  94402
         (c) Citizenship
                  Thomas M. Siebel          USA
                  Trust                     California
                  SAM                       California
                  First Virtual             Nevada
         (d) Title of Class of Securities:  Common Stock
         (e) CUSIP Number:        826170102

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable

Item 4.  Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:

                   Thomas M. Siebel           17,140,083*

                   Trust                      13,252,607

                   SAM                        587,476

                   First Virtual              800,000

         (b) Percent of Class:

                   Thomas M. Siebel           18.63%

                   Trust                      14.81%

                   SAM                        0.66%

                   First Virtual              0.89%

         (c) Number of shares as to which such person has:
             (i)     Sole power to vote or to direct the vote:

                   Thomas M. Siebel           17,140,083*

                   Trust                      13,252,607

                   SAM                        587,476

                   First Virtual              800,000

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             (ii)  Shared power to vote or to direct the vote:

                   Thomas M. Siebel           0

                   Trust                      0

                   SAM                        0

                   First Virtual              0

             (iii) Sole power to dispose or to direct the disposition of:

                   Thomas M. Siebel           17,140,083*

                   Trust                      13,252,607

                   SAM                        587,476

                   First Virtual              800,000

                     Shared power to dispose or to direct the disposition of:

                   Thomas M. Siebel           0

                   Trust                      0

                   SAM                        0

                   First Virtual              0

(1) Includes 13,252,607 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 587,476 shares held by Siebel Asset Management L.P. and 800,000 shares held by First Virtual Capital Inc. Also includes 2,500,000 shares issuable upon exercise of options within 60 days of December 31, 1998.

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date e hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Under certain circumstances set forth in the partnership agreement of SAM, the general and/or limited partners of SAM have the right to receive dividends from, or proceeds from the sale of, the Common Stock of the Issuer beneficially owned by SAM.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not applicable.

Item 8.  Identification and Classification of Members of the Group

      Not applicable.

Item 9.  Notice of Dissolution of a Group

      Not applicable.

Item 10. Certification

      Not applicable.

                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 12, 1999
                                ---------------------------------------------
                                                      Date

                                              /s/  Thomas M. Siebel
                                ---------------------------------------------
                                                    Signature

                                                Thomas M. Siebel
                                ---------------------------------------------


                                Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93


                                              /s/ Thomas M. Siebel
                                ---------------------------------------------
                                Thomas M. Siebel, Trustee


                                Siebel Asset Management, L.P.


                                              /s/ Thomas M. Siebel
                                ---------------------------------------------
                                Thomas M. Siebel, General Partner


                                First Virtual Capital  Inc.


                                              /s/ Thomas M. Siebel
                                ---------------------------------------------
                                Thomas M. Siebel, President